Exhibit 99

[NFG LOGO OMITTED]

National Fuel Gas Company RELEASE DATE: Immediate April 26, 2005	Financial News 6363 Main Street/Williamsville, NY 14221 Margaret M. Suto Investor Relations 716-857-6987 Ronald J. Tanski Treasurer 716-857-6981

NATIONAL FUEL REPORTS SECOND QUARTER RESULTS

Williamsville, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today announced consolidated earnings for the quarter ended March 31, 2005 of $70.7 million or $0.83 per share, a decrease of $6.4 million from the prior year’s second quarter earnings of $77.1 million or $0.93 per share (note: all references to earnings per share are to diluted earnings per share).

        Excluding non-recurring items, earnings for the quarter were $71.9 million or $0.84 per share, a decrease of $6.9 million from the prior year’s second quarter earnings. Earnings before non-recurring items for the quarter ended March 31, 2005 exclude a $2.6 million gain (after tax) for the Federal Energy Regulatory Commission (FERC) approved sale of base gas from National Fuel Gas Supply Corporation’s (Supply Corporation) jointly-owned Ellisburg Storage Pool and a $3.8 million charge for U.S. taxes on the estimated $80 million dividend to be repatriated from the Company’s subsidiary in the Czech Republic. Earnings before non-recurring items for the quarter ended March 31, 2004 exclude $6.4 million (after tax) of expense associated with the settlement of a pension obligation and a $4.6 million (after tax) benefit to earnings related to the Company’s September 2003 sale of Canadian oil properties. See further discussion of non-recurring items on page 5 of this document and a reconciliation of reported earnings to earnings before non-recurring items on page 8 of this document.

        The $6.9 million decrease in earnings before non-recurring items from the prior year was primarily due to a $6.4 million decline in the Utility segment where lower usage per account and higher operating expenses were the main contributing factors. Also contributing to the decrease from the prior year were lower production volumes in the Exploration and Production segment and lower throughput in the Energy Marketing segment. Greater sales of cherry logs in the Timber segment and the rising value of the Czech koruna in the International segment were among the positive factors.

        Philip C. Ackerman, Chairman, President and Chief Executive Officer of National Fuel Gas Company commented: “There are a number of elements working together which continue to bolster the fundamental soundness of our Company. This quarter, we received approval to sell nearly 660 MMcf of base gas in our storage operations generating a $2.6 million gain and allowing us to take advantage of the market’s increasing need for additional storage capacity. Furthermore, the decision to repatriate a dividend of approximately $80 million from our Czech operations, while creating an additional tax expense this quarter, will provide the opportunity for us to use those funds for future growth.* In addition to these two items, I am pleased that our

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earnings on a recurring basis were in the upper range of our guidance for the quarter. Also, oil and gas production remains on track with our forecast. Our exploration efforts offshore are successful, the third well in the Sukunka region in Canada is a strong producer, and we look forward to the results from the fourth well in that region.”*

DISCUSSION OF SECOND QUARTER EARNINGS BY SEGMENT

Please note that the following discussion of earnings by segment excludes certain non-recurring profit and loss items in an effort to provide a clearer picture of actual operating results for the period. A summary of those non-recurring items follows the Discussion of Second Quarter Earnings by Segment, Discussion of Six Month Results, and Earnings Guidance. A reconciliation of reported earnings to the earnings discussed below is provided on page 8 of this report.

Regulated segments

        The Utility segment’s earnings were $28.9 million for the quarter ended March 31, 2005, down $6.4 million from the prior year’s second quarter.

        In the New York Division, earnings decreased by $3.4 million principally due to a decrease in margin on retail sales and transportation services from lower average usage per customer. This decline in usage is consistent with the Company’s expectation that higher gas costs would result in increased customer conservation efforts. The impact of colder than normal weather in New York was tempered by the New York Division’s weather normalization clause, which reduced New York ratepayers’ bills by approximately $2.3 million for the quarter ended March 31, 2005.

        For the Pennsylvania Division, earnings decreased by $3.0 million mostly due to a $1.1 million decrease in margins on retail sales and transportation services. As in New York, customer conservation efforts resulted in lower average usage per customer. Also contributing to the decrease in earnings were higher bad debt, pension and postretirement benefit expenses.

        Ackerman added: “The combination of declining sales and increasing operating expenses over the years in the Utility segment resulted in the Company’s decision last year to file for an unpopular, but necessary, rate increase in both its New York and Pennsylvania service territories. While the financial benefit from the recent settlement of these cases should have a positive impact in fiscal 2006, we continue to be very concerned about energy supply issues and related high natural gas costs, particularly the effect these issues will have on our customers.* As I’ve stated before, the energy industry, and in particular the natural gas industry, continues to face very real challenges with regard to supply, commodity pricing, and cost containment. I am confident that the talent and dedication of our employees, throughout all segments of our Company, will enable us to continue to successfully address these concerns.* Until an energy policy is developed to address these supply and pricing issues, we encourage our customers to continue their energy conservation efforts, as net savings may yet be realized as a result of their reduced energy consumption.”* Ackerman continued, “With regard to our New York customers, the weather normalization clause contained in our rate structure has been an important component in lessening the effects of harsh winter weather on customer heating bills. As a result

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of this clause, customers’ bills were reduced by more than $2.3 million this quarter, helping to offset some of the impact from higher natural gas prices.”

        In the Pipeline and Storage segment, earnings of $15.8 million for the quarter ended March 31, 2005 were up $0.2 million from the second quarter of fiscal 2004. The increase is mainly due to lower pension and interest expense partially offset by preliminary project costs of approximately $0.5 million for the Empire State Pipeline Expansion.

Exploration and Production segment

        The Exploration and Production segment’s earnings for the second quarter of fiscal 2005 of $11.2 million were down $3.7 million from the prior year’s second quarter primarily due to lower crude oil and natural gas production that was only partially offset by a higher weighted average price after hedging for natural gas and lower operating expenses. Seneca Resources Corporation’s (“Seneca”) production was 13.0 Bcfe and Seneca remains on track to meet its previously announced production target of 50 to 55 Bcfe for the year.* The weighted average oil price (after hedging) was $26.10/Bbl, a decrease of $0.20/Bbl from the prior year’s quarter. The weighted average natural gas price (after hedging) was $5.97/Mcf, an increase of $0.67/Mcf or 12.6%. The $26.10 price for oil reflects the lesser value of the California heavy sour crude, which represents the bulk of the Company’s oil production as compared to the generally quoted price for light sweet crude which is in the $50 range.

        During the quarter, Seneca drilled 65 gross wells with a success rate of 98%, which included 44 in California, nine in Canada, seven in the East and five in the Gulf. In the Gulf, the recently recompleted Vermillion 225 #A-2 well came on production in April at an average rate of 4.0 MMcf per day. Seneca’s working interest in this well is 100%. In addition, two of the new Gulf wells are significant. The Brazos 502 #1 well was drilled to a depth of 8,200 feet and encountered 24 feet of net pay. It is anticipated that this well will be on production by calendar year end.* The Eugene Island 320 #1 well has logged 41 feet of net pay. Initial production from this well is expected in fiscal 2006.* Seneca’s working interest is 65% in the Brazos 502 well and 100% in the Eugene Island 320 well.

        In Canada, the previously announced Sukunka 60-E well was on production for the entire quarter with an average gross sales volume net to Seneca of nearly 11.4 MMcf per day. In California, construction of the waste gas scrubber has been completed and its initial operations began in April. The waste gas scrubber is expected to save Seneca more than $400,000 per month in steaming costs.*

Other segments

        The International segment’s fiscal 2005 second quarter earnings of $9.0 million were up $2.1 million compared with the same period in the prior fiscal year. Margins on electric sales were higher due to a combination of increased volumes and prices. This increase was partly offset by lower margins on heating sales due to lower throughput. An increase in the value of the Czech koruna compared to the U.S. dollar had a $1.4 million positive impact on earnings for the quarter.

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        The Energy Marketing segment’s earnings for the quarter ended March 31, 2005 of $2.6 million were down $1.3 million from the same period in the prior year due to a combination of decreased throughput and a reduction in the benefit of storage gas.

        The Timber segment’s second quarter earnings of $2.9 million were $0.9 million higher than the prior year’s second quarter. Favorable weather conditions allowed for an increase in harvested timber volumes and an increase in sales. Sales of cherry veneer logs, which command the highest margins, increased by approximately 384,000 board feet or 56% from the prior year’s second quarter.

        Earnings in the Corporate and All Other category of $1.5 million were $1.3 million higher than the prior year mainly due to an increase in the cash surrender value of corporate owned life insurance and lower operating expenses at our Company’s headquarters.

DISCUSSION OF SIX MONTH RESULTS

Earnings for the six months ended March 31, 2005 were $121.1 million or $1.43 per share, a decrease of $5.2 million from the prior year’s earnings of $126.3 million. Excluding non-recurring items for each period, earnings for the six months ended March 31, 2005 were $122.3 million or $1.44 per share, a decrease of only $0.5 million from the prior year’s earnings before non-recurring items of $122.8 million.

        Please note that the following discussion of earnings by segment also excludes certain non-recurring profit and loss items.

        In the Utility segment, the principal contributors to the $4.8 million decrease in that segment’s earnings were a decrease in margins due to a decline in average usage per customer in both New York and Pennsylvania and a higher pension expense that was recorded in the Pennsylvania division. Lower interest expense slightly offset these negative factors.

        In the Pipeline and Storage segment, earnings were up $2.0 million due to higher efficiency gas revenues and lower pension and interest expenses. Preliminary project costs for the Empire State Pipeline Expansion of approximately $1.6 million year to date have somewhat offset the positive impact of the above items.

        Earnings in the Exploration and Production segment were down $0.3 million mainly due to lower natural gas and crude oil production volumes, particularly in the Gulf of Mexico, which was only partially offset by higher weighted average prices after hedging and lower operating expenses.

        In the International segment, earnings were up $3.4 million. An increase in the value of the Czech koruna compared to the U.S. dollar improved earnings by $2.0 million. This positive impact on earnings more than offset the slight decrease in margins resulting from lower heating and electric sales volumes as a result of weather that was 2.6% warmer than the prior year.

        The Energy Marketing segment’s earnings were down $1.3 million due to a combination of decreased throughput and a reduction in the benefit of storage gas.

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        In the Timber segment, earnings increased by $0.3 million due to an increase in sales of cherry veneer logs.

EARNINGS GUIDANCE

The Company expects earnings for the third quarter of fiscal 2005 to be in the range of $0.22 to $0.30 per share.* The Company is reaffirming its previously disclosed fiscal 2005 earnings per share guidance of $1.75 to $1.85 per share.*

DISCUSSION OF NON-RECURRING ITEMS (all amounts are after tax)

The comparative consolidated earnings for the three months and six months ended March 31, 2005 exclude a $2.6 million gain from the FERC approved sale of base gas from Supply Corporation’s jointly-owned Ellisburg Storage Pool. Earnings also exclude a $3.8 million charge for U.S. taxes on the estimated $80 million dividend to be repatriated from the Company’s subsidiary in the Czech Republic. Under the American Jobs Creation Act of 2004, qualifying dividends received from foreign affiliates are eligible for a one-time substantially reduced tax rate of 5.25%. Consistent with management’s intention to make the repatriation during the current fiscal year, the $4.2 million of income tax expense was recorded in the quarter ended March 31, 2005, partially through current profit and loss ($3.8 million) and partially through other comprehensive income ($0.4 million).

        The comparative consolidated earnings for the three months ended March 31, 2004 exclude $6.4 million of expense associated with the settlement of a pension obligation. The settlement expense was recorded in accordance with Financial Accounting Standards Board Statement No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (all segments). They also exclude a $4.6 million earnings benefit related to the Company’s fiscal 2003 sale of Canadian oil properties (Exploration and Production segment). When the Company completed that transaction in September 2003, the initial proceeds it received were subject to adjustment based on actual working capital and the resolution of certain income tax matters. During the second quarter of fiscal 2004, the Company resolved those items with the buyer and, as a result, received an additional $4.6 million (U.S. dollars) of sales proceeds, which it recorded in the Adjustment of Loss on Sale of Oil and Gas Producing Properties line on the income statement.

    Including non-recurring items, compared with the same three months in the prior fiscal year, the Utility segment’s earnings were down $4.2 million to $28.9 million, the Pipeline and Storage segment’s earnings were up $4.8 million to $18.5 million, the Exploration and Production segment’s earnings were down $7.5 million to $11.2 million, the International segment’s earnings were down $1.4 million to $5.2 million, the Energy Marketing segment’s earnings were down $0.9 million to $2.6 million, the Timber segment’s earnings were up $1.0 million to $2.9 million and the Corporate and All Other segment’s earnings were up $1.9 million.

        In addition to the pension settlement expense and adjustment of loss on sale of oil and gas producing properties discussed above, the comparative consolidated earnings for the six months

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ended March 31, 2004 also exclude a one-time $5.2 million benefit to deferred income tax expense in the International segment. During the quarter ended December 31, 2003, the government in the Czech Republic enacted legislation, which gradually reduces the corporate statutory income tax rate from 31% to 24% (the reduction will be phased in over a three-year period). In accordance with generally accepted accounting principles, the full $5.2 million benefit resulting from the change in the income tax rate was reflected as a reduction to deferred income tax expense for the six months ended March 31, 2004.

        Including non-recurring items, compared with the same six months in the prior fiscal year, the Utility segment’s earnings were down $2.7 million, the Pipeline and Storage segment’s earnings were up $6.6 million, the Exploration and Production segment’s earnings were down $4.1 million, the International segment’s earnings were down $5.3 million, the Energy Marketing segment’s earnings were down $1.0 million, the Timber segment’s earnings were up $0.4 million and the Corporate and All Other segment’s earnings were up $0.9 million.

EARNINGS TELECONFERENCE

The Company will host a conference call on Wednesday, April 27, 2005 at 11:00 a.m. (Eastern Daylight Time) to discuss this announcement. There are two ways to access this call. For those with Internet access, you may go to National Fuel’s Web site at www.nationalfuelgas.com and click on the “For Investors” link at the top of the homepage. For those without Internet access, you may access the live call by dialing (toll-free) 1-800-901-5231, and use the passcode “61420588.” For those unable to listen to the live conference call, a replay will be available approximately one hour after the conclusion of the call at the same Web site link and by phone at (toll-free) 1-888-286-8010 using passcode “10530363.” Both the webcast and telephonic replay will be available until the close of business on Wednesday, May 4, 2005.

        National Fuel is an integrated energy company with $4.0 billion in assets comprising the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

* Certain statements contained herein, including those which are designated with an asterisk (“*”) and those which use words such as “anticipates,” “estimates,”“expects,” “intends,” “plans,” “predicts,”“projects,” and similar expressions, are “forward-looking statements”as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities or acts of war; changes in demographic patterns and weather conditions, including the occurrence of severe weather; changes in the availability and/or price of natural gas, oil and coal; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, allowed rates of return, affiliate relationships, industry and rate structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and

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potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance acquisitions and ability to operate and integrate existing and any subsequently acquired business or properties; availability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the effect of such changes on the accounting treatment or valuation of financial instruments or the Company’s natural gas and oil reserves; inability of the various counterparties to meet their obligations with respect to the Company’s financial instruments; regarding foreign operations, changes in trade and monetary policies, inflation and exchange rates, taxes, operating conditions, laws and regulations related to foreign operations, and political and governmental changes; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur; changes in accounting principles or the application of such principles to the Company; changes in laws and regulations to which the Company is subject, including tax, environmental, safety and employment laws and regulations; the cost and effects of legal and administrative claims against the Company; changes in actuarial assumptions and the return on assets with respect to the Company’s retirement plan and post-retirement benefit plans; increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits; or increasing costs of insurance, changes in coverage and the ability to obtain insurance. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
RECONCILIATION TO REPORTED EARNINGS

(Thousands of Dollars)	Three Months Ended March 31, 2005 (unaudited)	Three Months Ended March 31, 2004 (unaudited)	Six Months Ended March 31, 2005 (unaudited)	Six Months Ended March 31, 2004 (unaudited)
Utility
Reported earnings	$28,882	$33,123	$46,954	$49,604
Pension settlement loss	--	2,193	--	2,193

Earnings before non-recurring items	28,882	35,316	46,954	51,797

Pipeline and Storage
Reported earnings	18,457	13,676	30,734	24,170
Pension settlement loss	--	1,967	--	1,967
Base Gas Sale	(2,636)	--	(2,636)	--

Earnings before non-recurring items	15,821	15,643	28,098	26,137

Exploration and Production
Reported earnings	11,230	18,735	25,153	29,243
Adjustment of loss on sale of oil	--	(4,645)	--	(4,645)
and gas producing properties
Pension settlement loss	--	851	--	851

Earnings before non-recurring items	11,230	14,941	25,153	25,449

International
Reported earnings	5,159	6,555	9,329	14,593
Pension settlement loss	--	385	--	385
Tax rate change	--	--	--	(5,174)
Repatriation Tax	3,837	--	3,837	--

Earnings before non-recurring items	8,996	6,940	13,166	9,804

Energy Marketing
Reported earnings	2,612	3,541	3,361	4,347
Pension settlement loss	--	323	--	323

Earnings before non-recurring items	2,612	3,864	3,361	4,670

Timber
Reported earnings	2,893	1,917	3,646	3,220
Pension settlement loss	--	78	--	78

Earnings before non-recurring items	2,893	1,995	3,646	3,298

Corporate and All Other
Reported earnings	1,450	(492)	1,943	1,092
Pension settlement loss	--	609	--	609

Earnings before non-recurring items	1,450	117	1,943	1,701

Consolidated
Reported earnings	70,683	77,055	121,120	126,269
Total non-recurring items from above	1,201	1,761	1,201	(3,413)

Earnings before non-recurring items	$71,884	$78,816	$122,321	$122,856

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NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
RECONCILIATION TO REPORTED EARNINGS

(Diluted Earnings Per Share)	Three Months Ended March 31, 2005 (unaudited)	Three Months Ended March 31, 2004 (unaudited)	Six Months Ended March 31, 2005 (unaudited)	Six Months Ended March 31, 2004 (unaudited)
Utility
Reported earnings	$0.34	$0.40	$0.55	$0.60
Pension settlement loss	--	0.03	--	0.03

Earnings before non-recurring item	0.34	0.43	0.55	0.63

Pipeline and Storage
Reported earnings	0.22	0.16	0.36	0.29
Pension settlement loss	--	0.02	--	0.02
Base Gas Sale	(0.03)	--	(0.03)	--

Earnings before non-recurring item	0.19	0.18	0.33	0.31

Exploration and Production
Reported earnings	0.13	0.23	0.30	0.35
Adjustment of loss on sale of oil	--	(0.06)	--	(0.06)
and gas producing properties
Pension settlement loss	--	0.01	--	0.01

Earnings before non-recurring item	0.13	0.18	0.30	0.30

International
Reported earnings	0.06	0.08	0.11	0.18
Pension settlement loss	--	0.01	--	0.01
Tax rate change	--	--	--	(0.07)
Repatriation Tax	0.04	--	0.04	--

Earnings before non-recurring item	0.10	0.09	0.15	0.12

Energy Marketing
Reported earnings	0.03	0.04	0.04	0.05
Pension settlement loss	--	--	--	--

Earnings before non-recurring item	0.03	0.04	0.04	0.05

Timber
Reported earnings	0.03	0.02	0.04	0.04
Pension settlement loss	--	--	--	--

Earnings before non-recurring item	0.03	0.02	0.04	0.04

Corporate and All Other (Including
Reported earnings	0.02	--	0.03	0.02
Pension settlement loss	--	0.01	--	0.01

Earnings before non-recurring item	0.02	0.01	0.03	0.03

Consolidated
Reported earnings	0.83	0.93	1.43	1.53
Total non-recurring items from abo	0.01	0.02	0.01	(0.05)

Earnings before non-recurring item	$0.84	$0.95	$1.44	$1.48

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NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

(Thousands of Dollars, except per share amounts)

	Three Months Ended March 31, (Unaudited)		Six Months Ended March 31, (Unaudited)
SUMMARY OF OPERATIONS	2005	2004	2005	2004
Operating Revenues	$791,329	$801,678	$1,335,587	$1,334,191

Operating Expenses:
Purchased Gas	440,254	445,909	696,410	696,686
Fuel Used in Heat and Electric Generation	26,192	24,053	48,403	45,109
Operation and Maintenance	116,482	119,683	217,328	219,865
Property, Franchise and Other Taxes	20,774	20,165	38,942	38,387
Depreciation, Depletion and Amortization	49,345	47,958	96,285	94,416

	653,047	657,768	1,097,368	1,094,463
Adjustment of Loss on Sale of Oil and Gas Producing Properties	--	4,645	--	4,645

Operating Income	138,282	148,555	238,219	244,373
Other Income (Expense):
Income from Unconsolidated Subsidiaries	455	13	1,239	96
Other Income	6,159	987	7,809	3,018
Interest Expense on Long-Term Debt	(18,471)	(21,303)	(37,015)	(44,272)
Other Interest Expense	(1,936)	(1,370)	(4,354)	(3,735)

Income Before Income Taxes and Minority Interest in
Foreign Subsidiaries	124,489	126,882	205,898	199,480
Income Tax Expense	51,401	47,973	81,436	69,540
Minority Interest in Foreign Subsidiaries	2,405	1,854	3,342	3,671

Net Income Available for Common Stock	$70,683	$77,055	$121,120	126,269

Earnings Per Common Share:
Basic	$0.85	$0.94	$1.46	$1.55

Diluted	$0.83	$0.93	$1.43	$1.53

Weighted Average Common Shares:
Used in Basic Calculation	83,313,191	81,796,698	83,231,435	81,683,750

Used in Diluted Calculation	84,770,068	82,985,451	84,711,134	82,612,639

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NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

                                                      March 31,    September 30,
(Thousands of Dollars)                                  2005          2004
-------------------------------------------------------------------------------
ASSETS
Property, Plant and Equipment                         $4,761,063    $4,602,779
Less - Accumulated Depreciation, Depletion
   and Amortization                                    1,701,260     1,596,015
--------------------------------------------------   --------------------------
          Net Property, Plant and Equipment            3,059,803     3,006,764
--------------------------------------------------   --------------------------

Current Assets:
Cash and Temporary Cash Investments                      123,081        66,153
Receivables - Net                                        317,869       129,825
Unbilled Utility Revenue                                  60,687        18,574
Gas Stored Underground                                    18,384        68,511
Materials and Supplies - at average cost                  55,598        43,922
Unrecovered Purchased Gas Costs                                -         7,532
Prepayments                                               55,885        38,760
Fair Value of Derivative Financial Instruments                 -            23
--------------------------------------------------   --------------------------
          Total Current Assets                           631,504       373,300
--------------------------------------------------   --------------------------

Other Assets:
Recoverable Future Taxes                                  83,847        83,847
Unamortized Debt Expense                                  18,581        19,573
Other Regulatory Assets                                   63,452        66,862
Deferred Charges                                           2,426         3,411
Other Investments                                         76,357        72,556
Investments in Unconsolidated Subsidiaries                16,163        16,444
Goodwill                                                   5,476         5,476
Intangible Assets                                         44,663        45,994
Other                                                     20,040        17,571
--------------------------------------------------   --------------------------
          Total Other Assets                             331,005       331,734
--------------------------------------------------   --------------------------
Total Assets                                          $4,022,312    $3,711,798
--------------------------------------------------   --------------------------

CAPITALIZATION AND LIABILITIES
Capitalization:
Comprehensive Shareholders' Equity
Common Stock, $1 Par Value Authorized -
   200,000,000 Shares; Issued and Outstanding -
   83,508,614 Shares and 82,990,340 Shares,
   Respectively                                          $83,509       $82,990
Paid in Capital                                          512,669       506,560
Earnings Reinvested in the Business                      793,409       718,926
--------------------------------------------------   --------------------------
Total Common Shareholder Equity Before
    Items of Other Comprehensive Loss                  1,389,587     1,308,476
Accumulated Other Comprehensive Loss                     (59,185)      (54,775)
--------------------------------------------------   --------------------------
Total Comprehensive Shareholders' Equity               1,330,402     1,253,701
Long-Term Debt, Net of Current Portion                 1,126,401     1,133,317
--------------------------------------------------   --------------------------
          Total Capitalization                         2,456,803     2,387,018
--------------------------------------------------   --------------------------

--------------------------------------------------   --------------------------
Minority Interest in Foreign Subsidiaries                 43,883        37,048
--------------------------------------------------   --------------------------

Current and Accrued Liabilities:
Notes Payable to Banks and Commercial Paper              113,200       156,800
Current Portion of Long-Term Debt                         14,793        14,260
Accounts Payable                                         165,596       115,979
Amounts Payable to Customers                              28,496         3,154
Other Accruals and Current Liabilities                   254,481        91,164
Fair Value of Derivative Financial Instruments           141,053        95,099
--------------------------------------------------   --------------------------
          Total Current and Accrued Liabilities          717,619       476,456
--------------------------------------------------   --------------------------

Deferred Credits:
Accumulated Deferred Income Taxes                        439,700       458,095
Taxes Refundable to Customers                             11,065        11,065
Unamortized Investment Tax Credit                          7,147         7,498
Cost of Removal Regulatory Liability                      84,467        82,020
Other Regulatory Liabilities                              69,095        67,669
Pension Liability                                         91,706        91,587
Asset Retirement Obligation                               33,318        32,292
Other Deferred Credits                                    67,509        61,050
--------------------------------------------------   --------------------------
          Total Deferred Credits                         804,007       811,276
--------------------------------------------------   --------------------------
Commitments and Contingencies                                  -             -
--------------------------------------------------   --------------------------
Total Capitalization and Liabilities                  $4,022,312    $3,711,798
--------------------------------------------------   --------------------------

Page 12.

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

                                                                                                   Six Months Ended
                                                                                                      March 31,
(Thousands of Dollars)                                                                          2005             2004
---------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income Available for Common Stock                                                           $121,120          $126,269
Adjustments to Reconcile Net Income to Net Cash
     Provided by Operating Activities:
          Adjustment of Loss on Sale of Oil and Gas Producing Properties                               -            (4,645)
          Depreciation, Depletion and Amortization                                                96,285            94,416
          Deferred Income Taxes                                                                   (3,982)          (13,635)
          (Income) Loss from Unconsolidated Subsidiaries, Net of Cash Distributions                  282               645
          Minority Interest in Foreign Subsidiaries                                                3,342             3,671
          Other                                                                                   (7,124)           (1,931)
     Change in:
          Receivables and Unbilled Utility Revenue                                              (228,969)         (185,242)
          Gas Stored Underground and Materials and
              Supplies                                                                            38,862            74,100
          Unrecovered Purchased Gas Costs                                                          7,532            21,199
          Prepayments                                                                            (17,063)           (2,199)
          Accounts Payable                                                                        47,541            14,949
          Amounts Payable to Customers                                                            25,342            18,379
          Other Accruals and Current Liabilities                                                 163,077           167,706
          Other Assets                                                                            (1,639)            6,911
          Other Liabilities                                                                       12,372           (33,849)
---------------------------------------------------------------------------------------------------------------------------
               Net Cash Provided by Operating Activities                                        $256,978          $286,744
---------------------------------------------------------------------------------------------------------------------------

Investing Activities:
Capital Expenditures                                                                           ($114,624)         ($88,888)
Net Proceeds from Sale of Oil and Gas Producing Properties                                            85             5,041
Other                                                                                              2,450             2,063
---------------------------------------------------------------------------------------------------------------------------
               Net Cash Used in Investing Activities                                           ($112,089)         ($81,784)
---------------------------------------------------------------------------------------------------------------------------

Financing Activities:
Change in Notes Payable to Banks and
     Commercial Paper                                                                           ($43,600)          ($5,400)
Reduction of Long-Term Debt                                                                       (7,314)         (135,861)
Dividends Paid on Common Stock                                                                   (46,483)          (43,962)
Proceeds From Issuance of Common Stock                                                             6,301             8,076
---------------------------------------------------------------------------------------------------------------------------
               Net Cash Used In Financing Activities                                            ($91,096)        ($177,147)
---------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rates on Cash                                                                   3,135               365
---------------------------------------------------------------------------------------------------------------------------
Net Increase in Cash and Temporary
     Cash Investments                                                                             56,928            28,178
Cash and Temporary Cash Investments
     at Beginning of Period                                                                       66,153            51,421
---------------------------------------------------------------------------------------------------------------------------
Cash and Temporary Cash Investments
     at March 31                                                                                $123,081           $79,599
---------------------------------------------------------------------------------------------------------------------------

Page 13.

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

SEGMENT INFORMATION

(Thousands of Dollars)

	Three Months Ended March 31, (Unaudited)			Six Months Ended March 31, (Unaudited)
	2005	2004	Increase (Decrease)	2005	2004	Increase (Decrease)
Operating Revenues
Utility	$491,340	$508,354	$(17,014)	$812,474	$833,574	$(21,100)
Pipeline and Storage	57,546	57,579	(33)	110,590	107,597	2,993
Exploration and Production	70,319	79,750	(9,431)	142,157	148,602	(6,445)
International	55,487	48,453	7,034	99,462	90,600	8,862
Energy Marketing	124,565	116,403	8,162	188,059	173,356	14,703
Timber	18,972	15,222	3,750	31,967	28,553	3,414

Total Reportable Segments	818,229	825,761	(7,532)	1,384,709	1,382,282	2,427
All Other	3,574	4,290	(716)	7,336	7,068	268
Corporate	692	1,257	(565)	1,320	1,257	63
Intersegment Eliminations	(31,166)	(29,630)	(1,536)	(57,778)	(56,416)	(1,362)

Total Consolidated	$791,329	$801,678	$(10,349)	$1,335,587	$1,334,191	$1,396

Operating Income (Loss)
Utility	$54,266	$61,588	$(7,322)	$90,141	$96,363	$(6,222)
Pipeline and Storage	28,770	25,858	2,912	51,330	46,473	4,857
Exploration and Production	28,617	39,832	(11,215)	60,237	68,540	(8,303)
International	16,920	12,852	4,068	24,531	20,285	4,246
Energy Marketing	4,157	5,725	(1,568)	5,227	6,943	(1,716)
Timber	5,177	3,560	1,617	6,808	6,048	760

Total Reportable Segments	137,907	149,415	(11,508)	238,274	244,652	(6,378)
All Other	754	929	(175)	1,343	1,986	(643)
Corporate	(379)	(1,789)	1,410	(1,398)	(2,265)	867

Total Consolidated	$138,282	$148,555	$(10,273)	$238,219	$244,373	$(6,154)

Net Income
Utility	$28,882	$33,123	$(4,241)	$46,954	$49,604	$(2,650)
Pipeline and Storage	18,457	13,676	4,781	30,734	24,170	6,564
Exploration and Production	11,230	18,735	(7,505)	25,153	29,243	(4,090)
International	5,159	6,555	(1,396)	9,329	14,593	(5,264)
Energy Marketing	2,612	3,541	(929)	3,361	4,347	(986)
Timber	2,893	1,917	976	3,646	3,220	426

Total Reportable Segments	69,233	77,547	(8,314)	119,177	125,177	(6,000)
All Other	652	405	247	1,252	957	295
Corporate	798	(897)	1,695	691	135	556

Total Consolidated	$70,683	$77,055	$(6,372)	$121,120	$126,269	$(5,149)

Page 14.

NATIONAL FUEL GAS COMPANY

AND SUBSIDIARIES

SEGMENT INFORMATION (Continued)

(Thousands of Dollars)

	Three Months Ended March 31, (Unaudited)			Six Months Ended March 31, (Unaudited)
	2005	2004	Increase (Decrease)	2005	2004	Increase (Decrease)
Depreciation, Depletion
and Amortization:
Utility	$10,017	$9,680	$337	$19,997	$19,132	$865
Pipeline and Storage	10,262	9,011	1,251	19,356	17,897	1,459
Exploration and Production	22,300	23,263	(963)	44,128	45,861	(1,733)
International	4,718	3,886	832	8,953	7,669	1,284
Energy Marketing	22	27	(5)	43	55	(12)
Timber	1,720	1,726	(6)	3,197	3,220	(23)

Total Reportable Segments	49,039	47,593	1,446	95,674	93,834	1,840
All Other	193	197	(4)	386	363	23
Corporate	113	168	(55)	225	219	6

Total Consolidated	$49,345	$47,958	$1,387	$96,285	$94,416	$1,869

Expenditures for
Long-Lived Assets
Utility	$10,939	$13,122	$(2,183)	$22,274	$26,029	$(3,755)
Pipeline and Storage	3,318	3,817	(499)	8,205	8,620	(415)
Exploration and Production	40,866	22,449	18,417	61,874	45,108	16,766
International	1,449	1,596	(147)	3,352	2,696	656
Energy Marketing	23	20	3	34	21	13
Timber	17,844	229	17,615	18,696	1,893	16,803

Total Reportable Segments	74,439	41,233	33,206	114,435	84,367	30,068
All Other	96	1	95	103	3	100
Corporate	67	1,372	(1,305)	86	4,518	(4,432)

Total Consolidated	$74,602	$42,606	$31,996	$114,624	$88,888	$25,736

   DEGREE DAYS

				Percent Colder (Warmer) Than:
Three Months Ended March 31	Normal	2005	2004	Normal	Last Year
Buffalo, NY	3,327	3,468	3,463	4.2	0.1
Erie, PA	3,142	3,266	3,283	3.9	(0.5)
Six Months Ended March 31
Buffalo, NY	5,587	5,640	5,590	0.9	0.9
Erie, PA	5,223	5,263	5,205	0.8	1.1

Page 15.

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

EXPLORATION AND PRODUCTION INFORMATION

                                                               Three Months Ended                        Six Months Ended
                                                                    March 31,                                March 31,
                                                      --------------------------------------    ------------------------------------
                                                                                 Increase                                Increase
                                                         2005         2004        (Decrease)      2005        2004      (Decrease)
                                                      -----------  -----------  --------------------------  ----------  ------------

Gas Production/Prices:
 Production (MMcf)
  Gulf Coast                                               2,844        4,823        (1,979)        6,069       9,487        (3,418)
  West Coast                                                 986        1,004           (18)        2,025       2,000            25
  Appalachia                                               1,137        1,335          (198)        2,343       2,685          (342)
  Canada                                                   2,160        1,613           547         3,825       3,296           529
                                                      -----------  -----------  ------------    ----------  ----------  ------------
                                                           7,127        8,775        (1,648)       14,262      17,468        (3,206)
                                                      ===========  ===========  ============    ==========  ==========  ============
Average Prices (Per  Mcf)
  Gulf Coast                                              $ 6.75       $ 5.76        $ 0.99        $ 6.61      $ 5.26        $ 1.35
  West Coast                                                6.20         5.42          0.78          6.38        5.22          1.16
  Appalachia                                                6.76         6.27          0.49          7.26        5.71          1.55
  Canada                                                    5.52         4.99          0.53          5.49        4.78          0.71
    Weighted Average                                        6.30         5.66          0.64          6.38        5.24          1.14
    Weighted Average after Hedging                          5.97         5.30          0.67          5.98        4.94          1.04

Oil Production/Prices:
 Production (Thousands of Barrels)
  Gulf Coast                                                 261          412          (151)          550         789          (239)
  West Coast                                                 634          680           (46)        1,287       1,362           (75)
  Appalachia                                                   9            4             5            12          11             1
  Canada                                                      78           81            (3)          154         164           (10)
                                                      -----------  -----------  ------------    ----------  ----------  ------------
                                                             982        1,177          (195)        2,003       2,326          (323)
                                                      ===========  ===========  ============    ==========  ==========  ============

Average Prices (Per Barrel)
  Gulf Coast                                              $46.42      $ 33.81       $ 12.61       $ 46.77     $ 31.75       $ 15.02
  West Coast                                               37.67        30.80          6.87         37.40       28.68          8.72
  Appalachia                                               42.28        30.21         12.07         42.85       28.32         14.53
  Canada                                                   41.08        29.84         11.24         39.78       28.01         11.77
    Weighted Average                                       40.31        31.79          8.52         40.19       29.67         10.52
    Weighted Average after Hedging                         26.10        26.30         (0.20)        26.22       25.22          1.00

Total Production (Mmcfe)                                  13,019       15,837        (2,818)       26,280      31,424        (5,144)
                                                      ===========  ===========  ============    ==========  ==========  ============

Selected Operating Performance Statistics:
General & Administrative Expense per Mcfe                 $ 0.42       $ 0.42        $    -        $ 0.40      $ 0.39        $ 0.01
Lease Operating Expense per Mcfe                          $ 0.96       $ 0.80        $ 0.16        $ 0.92      $ 0.76        $ 0.16
Depreciation, Depletion & Amortization per Mcfe           $ 1.71       $ 1.47        $ 0.24        $ 1.68      $ 1.46        $ 0.22

Page 16.

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES
EXPLORATION AND PRODUCTION INFORMATION

Hedging Summary for Fiscal 2005

SWAPS                                                 Volume         Average Hedge Price
Oil                                                    1.3 MMBBL     $30.40 / BBL
Gas                                                    5.6 BCF       $5.58 / MCF

No-cost Collars                                       Volume         Floor Price          Ceiling Price
 Oil                                                             -                    -             -
Gas                                                    2.3 BCF       $5.16 / MCF          $7.56 / MCF

Hedging Summary for Fiscal 2006

SWAPS                                                 Volume         Average Hedge Price
Oil                                                    1.9 MMBBL     $34.14 / BBL
Gas                                                    9.2 BCF       $6.16 / MCF

No-cost Collars                                       Volume         Floor Price          Ceiling Price
 Oil                                                             -                    -             -
Gas                                                    1.9 BCF       $5.86 / MCF          $8.55 / MCF

Hedging Summary for Fiscal 2007

SWAPS                                                 Volume         Average Hedge Price
 Oil                                                   0.9 MMBBL     $37.03 / BBL
Gas                                                    0.7 BCF       $5.84 / MCF

Hedging Summary for Fiscal 2008

SWAPS                                                 Volume         Average Hedge Price
 Oil                                                    0.04 MMBBL    $39.00 / BBL
Gas                                                             -                                        -

Drilling Program Six Months Ended March 31, 2005:
Gross Wells Drilled

                          Gulf              West              East         Canada     Total
                       ------------   ------------------   -----------   ---------   -------
Exploratory
    Successful                   5                    0             0         13         18
    Unsuccessful                 0                    0             1          1          2
Developmental
    Successful                   2                   67            20          0         89
    Unsuccessful                 0                    0             0          0          0
Total
    Successful                   7                   67            20         13        107
    Unsuccessful                 0                    0             1          1          2

Success Ratio                 100%                 100%           95%        93%        98%

Page 17.

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

Utility Throughput - (millions of cubic feet - MMcf)

                                                  Three Months Ended                           Six Months Ended
                                                      March 31,                                   March 31,
                                       ----------------------------------------    ----------------------------------------
                                                                    Increase                                    Increase
                                          2005          2004         (Decrease)       2005         2004        (Decrease)
                                       -----------   -----------   ------------    -----------  ------------   ------------
    Retail Sales:
       Residential Sales                   32,559        34,459         (1,900)        52,428        54,893         (2,465)
       Commercial Sales                     6,072         6,607           (535)         9,526        10,207           (681)
       Industrial Sales                       425           658           (233)           601         1,253           (652)
                                       -----------   -----------   ------------    -----------  ------------   ------------
                                           39,056        41,724         (2,668)        62,555        66,353         (3,798)
                                       -----------   -----------   ------------    -----------  ------------   ------------
   Off-System Sales                             -         4,190         (4,190)             -        10,104        (10,104)
    Transportation                         22,465        23,075           (610)        36,568        37,674         (1,106)
                                       -----------   -----------   ------------    -----------  ------------   ------------
                                           61,521        68,989         (7,468)        99,123       114,131        (15,008)
                                       ===========   ===========   ============    ===========  ============   ============

Pipeline & Storage Throughput- (MMcf)
                                                  Three Months Ended                           Six Months Ended
                                                      March 31,                                   March 31,
                                       ----------------------------------------    ----------------------------------------
                                                                    Increase                                    Increase
                                          2005          2004        (Decrease)        2005         2004        (Decrease)
                                       -----------   -----------   ------------    -----------  ------------   ------------
    Firm Transportation - Affiliated       52,703        55,228         (2,525)        84,905        90,248         (5,343)
    Firm Transportation - Non-Affiliated   77,148        74,216          2,932        128,688       127,963            725
    Interruptible Transportation            1,180         1,861           (681)         2,842         3,896         (1,054)
                                       -----------   -----------   ------------    -----------  ------------   ------------
                                          131,031       131,305           (274)       216,435       222,107         (5,672)
                                       ===========   ===========   ============    ===========  ============   ============

Energy Marketing Volumes
                                                  Three Months Ended                           Six Months Ended
                                                      March 31,                                   March 31,
                                       ----------------------------------------    ----------------------------------------
                                                                    Increase                                    Increase
                                          2005          2004        (Decrease)        2005         2004        (Decrease)
                                       -----------   -----------   ------------    -----------  ------------   ------------
    Natural Gas (MMcf)                     15,184        16,429         (1,245)        23,191        25,990         (2,799)
                                       ===========   ===========   ============    ===========  ============   ============

International Sales Volumes
                                                  Three Months Ended                           Six Months Ended
                                                      March 31,                                   March 31,
                                       ----------------------------------------    ----------------------------------------
                                                                    Increase                                    Increase
                                          2005          2004        (Decrease)        2005         2004        (Decrease)
                                       -----------   -----------   ------------    -----------  ------------   ------------
    Heating (Gigajoules)                3,513,871     3,673,873       (160,002)     6,359,341     6,744,165       (384,824)
                                       ===========   ===========   ============    ===========  ============   ============

    Electricity (Megawatt hours)          270,197       266,169          4,028        535,005       581,921        (46,916)
                                       ===========   ===========   ============    ===========  ============   ============

Timber Board Feet (Thousands)
                                                 Three Months Ended                           Six Months Ended
                                                      March 31,                                   March 31,
                                       ----------------------------------------    ----------------------------------------
                                                                    Increase                                    Increase
                                          2005          2004        (Decrease)        2005         2004        (Decrease)
                                       -----------   -----------   ------------    -----------  ------------   ------------
   Log Sales                                2,570         1,992            578          4,315         3,816            499
   Green Lumber Sales                       2,538         2,528             10          4,702         5,198           (496)
   Kiln Dry Lumber Sales                    3,897         3,976            (79)         7,263         7,085            178
                                       -----------   -----------   ------------    -----------  ------------   ------------
                                            9,005         8,496            509         16,280        16,099            181
                                       ===========   ===========   ============    ===========  ============   ============

Page 18.

NATIONAL FUEL GAS COMPANY
AND SUBSIDIARIES

Quarter Ended March 31 (unaudited)	2005	2004
Operating Revenues	$791,329,000	$801,678,000

Net Income Available for Common Stock	$70,683,000	$77,055,000

Earnings Per Common Share:
Basic	$0.85	$0.94

Diluted	$0.83	$0.93

Weighted Average Common Shares:
Used in Basic Calculation	83,313,191	81,796,698

Used in Diluted Calculation	84,770,068	82,985,451

Six Months Ended March 31 (unaudited)
Operating Revenues	$1,335,587,000	$1,334,191,000

Net Income Available for Common Stock	$121,120,000	$126,269,000

Earnings Per Common Share:
Basic	$1.46	$1.55

Diluted	$1.43	$1.53

Weighted Average Common Shares:
Used in Basic Calculation	83,231,435	81,683,750

Used in Diluted Calculation	84,711,134	82,612,639

Twelve Months Ended March 31 (unaudited)
Operating Revenues	$2,032,789,000	$2,080,890,000

Net Income Available for Common Stock	$161,437,000	$186,634,000
Earnings Per Common Share:
Basic	$1.95	$2.29

Diluted	$1.92	$2.27

Weighted Average Common Shares:
Used in Basic Calculation	82,818,252	81,402,080

Used in Diluted Calculation	84,143,995	82,340,536